SCHEDULE 14C

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[  ]    Preliminary Information Statement

[  ]    Confidential, for Use of the Commission Only (as permitted by
        Rule 14c-5(d)(2))

[X]     Definitive Information Statement

        JNL Series Trust


        (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[  ]    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
        (1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        (4) Proposed maximum aggregate value of transaction: (5) Total fee paid:

[  ]    Fee paid previously with preliminary materials.

[  ]    Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount Previously Paid:
        (2) Form, Schedule or Registration Statement No.:
        (3) Filing Party:
        (4) Date Filed:

Dear Variable Annuity and Variable Life Contract Owners:

     Although you are not a shareholder of JNL Series Trust (the "Trust"), your purchase payments and the earnings on such purchase payments under your variable contracts ("Variable Contracts") issued by Jackson National Life Insurance Company ("Jackson National Life") or Jackson National Life Insurance Company of New York ("Jackson National NY") are invested in sub-accounts of separate accounts established by Jackson National Life or Jackson National NY for such purposes that, in turn are invested in shares of one or more of the Funds of the Trust. References to shareholders in the enclosed Trust's Information Statement may be read to include you as an owner of a Variable Contract.


     Enclosed please find the Trust's Information Statement regarding certain events and transactions that may be deemed to be a technical assignment of the Investment Sub-Advisory Agreement between Jackson National Asset Management, LLC ("JNAM" or the "Manager") and Lazard Asset Management LLC ("LAM").


PLEASE NOTE THAT WE ARE NOT ASKING YOU FOR VOTING INSTRUCTIONS AND YOU ARE REQUESTED NOT TO SEND US VOTING INSTRUCTIONS.


     If you have any questions regarding any of the changes, please call one of the following numbers on any business day: 1-800-766-4683 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution).

                                   Sincerely,

                                   /s/ Robert A. Fritts

                                   ROBERT A. FRITTS
                                   President and Chief Executive Officer

                INFORMATION STATEMENT TO SHAREHOLDERS REGARDING:


                                JNL SERIES TRUST
                          JNL/Lazard Mid Cap Value Fund




                                  May 24, 2005

                                TABLE OF CONTENTS


                              INFORMATION STATEMENT
                                                                      PAGE

I.      Introduction                                                    1

II.     Evaluation by the Board of Trustees                             4


III.    Information Regarding the Investment Sub-Advisory Agreement     7

IV.     Information Regarding LAM                                       7

V.      Additional Information                                          8

VI.     Other Matters                                                  12

I.   INTRODUCTION

     JNL Series Trust (the "Trust"), a Massachusetts business trust, is an open-end investment company, commonly known as a mutual fund, registered under the Investment Company Act of 1940, as amended ("1940 Act"). The Trust currently offers shares in 42 Funds (the "Funds" and each a "Fund").

     As Adviser to the Trust,  JNAM selects,  contracts  with,  compensates  and monitors sub-advisers (the "Sub-Advisers") to manage the investment and reinvestment of the assets of each of the Funds. In addition, JNAM monitors the compliance of the Sub-Advisers with the investment objectives and related policies of each Fund and reviews the performance of the Sub-Advisers and reports on such performance to the Board of Trustees of the Trust (the "Board"). JNAM does not currently manage any of the Funds' assets on a day-to-day basis. Jackson National Life Distributors, Inc., ("JNLD"), an affiliate of the Trust and the Adviser, is principal underwriter for the Trust.

     The purpose of this Information Statement is to provide you with information about the investment sub-advisory agreement between JNAM and LAM, the investment sub-adviser for JNL/Lazard Mid Cap Value Fund (the "Fund"), and certain events and transactions that may be deemed to be a technical "assignment" of the agreement, as the term "assignment" is defined in the Investment Advisers Act of 1940, as amended (the "Advisers Act") and the 1940 Act. This Information Statement is provided in lieu of a proxy statement pursuant to the terms of an exemptive order the Trust and JNAM (as defined below) received from the Securities and Exchange Commission ("SEC") (the "Order").

     The Trust has received an Order permitting it to enter into sub-advisory agreements appointing Sub-Advisers that are not affiliates of JNAM (other than by reason of serving as a Sub-Adviser to a Fund) without shareholder approval. The Trust therefore is able to change Sub-Advisers from time to time without the expense and delays associated with obtaining shareholder approval. However, a condition of this Order is that notice and certain information be sent to shareholders informing them of changes in Sub-Advisers pursuant to the Order.

     LAM is the sub-adviser to the Fund. LAM is a wholly-owned subsidiary of Lazard Freres & Co. LLC ("LF&Co."), which is a wholly-owned subsidiary of Lazard Group LLC ("Lazard"). In connection with an initial public offering, Lazard entered into a series of transactions that included the formation of a new parent entity, Lazard Ltd, which on May 5, 2005 made a public offering of its shares and involved other related changes in the structure of Lazard (the "Restructuring"). To the extent that the Restructuring may be deemed to be a technical "assignment" (as defined under the Advisers Act and the 1940 Act) of the investment sub-advisory agreement between the Manager and LAM ("Investment Sub-Advisory Agreement"), the Investment Sub-Advisory Agreement would terminate in accordance with the terms of the 1940 Act.


     At a regular meeting of the Board of Trustees held on February 9, 2005, the Board of Trustees, including the Trustees who are not "interested persons" of the Trust, JNAM, or the Distributor (as that term is defined in the 1940 Act) ("Independent Trustees"), approved JNAM's proposal to continue the Investment Sub-Advisory Agreement between the JNAM and LAM following the completion of the Restructuring.

     Therefore, this Information Statement is being provided to the shareholders invested in the above-listed Fund. It will be mailed on or about May 24, 2005.


WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

II.  EVALUATION BY THE BOARD OF TRUSTEES

     In September 2004, the Trustees approved the continuation of the investment sub-advisory agreement with LAM. In determining the continuation of these agreements, the Trustees considered information provided by LAM, as well as information and analysis provided by JNAM. Among the type of information considered by the Trustees in determining approval of the sub-advisory agreement was in the best interests of the Fund and its shareholders, was the following:

     o An analysis, prepared by JNAM, of the performance of the Fund compared to its benchmark index and, in the case of the Fund, compared also to other investment company portfolios having similar investment objectives, indicating that, while the Fund underperformed its benchmark, the performance of the Fund was within reasonable expectations.

     o Information, prepared by LAM, describing their investment philosophies and processes, their best execution policies, the security selection criteria employed, and the sub-adviser's personnel to be involved in managing the Fund, indicating the sub-adviser continued to adhere to the investment philosophy and security selection criteria which formed a basis for its initial retention by the Trust, and the sub-adviser was continuing to devote adequate personnel resources to the Fund.

     o An analysis, prepared by JNAM, comparing the sub-adviser's fees with the sub-advisory fees of underlying funds of variable annuity products having similar investment objectives, indicating the fees paid the sub-adviser under the agreement was reasonable in relation to sub-advisory fees of other underlying funds of variable annuities having similar investment objectives.

     o    Profitability   information   by   the   sub-adviser   regarding   its
          profitability with respect to its services to the Trust indicating its profitability was not excessive.


     In February 2005, the Trustees approved the continuation of the investment sub-advisory agreement with LAM. Because the formation of LAM's new parent entity was not expected to result in any changes to the services provided by LAM, the Board concluded that: i) the assignment would not impact any of the factors on which the Board previously evaluated the services of LAM and ii) the basis for its prior approval of the Investment Sub-Advisory Agreement remain valid. As a result of the Board of Trustees' determination, LAM will continue to be Sub-Adviser to the Fund following the formation of its new parent entity and will continue to operate under the Investment Sub-Advisory Agreement with the Manager.


III. INFORMATION REGARDING THE INVESTMENT SUB-ADVISORY AGREEMENT


     EXCEPT FOR THE EFFECTIVE DATE, THE TERMS OF THE INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN JNAM AND LAM FOR THE FUND REMAIN IDENTICAL. The Investment Sub-Advisory Agreement provides that it will remain in effect for its initial term and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Investment Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty on sixty days' written notice by the Manager or the Trustor on ninety days' written notice by LAM. The agreement also terminates automatically in the event of its assignment or in the event that the Investment Sub-Advisory Agreement between the Manager and the Fund is assigned or terminated for any other reason.


     The Investment Sub-Advisory Agreement generally provides that LAM, its officers, directors, employees, agents or affiliates will not be subject to any liability to JNAM or the Fund or their directors, officers, employees, agents or affiliates for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of LAM's duties under the Investment Sub-Advisory Agreement, except for a loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the Investment Sub-Advisory Agreement.

     Under the Investment Sub-Advisory Agreement between the Manager and LAM with respect to the Fund, LAM receives a sub-advisory fee equal to a percentage of the Fund's average daily net assets based on the following schedule: 0.50% of the first $100 million in assets; 0.45% of the next $150 million in assets and 0.40% of assets over $250 million. The management fee will not change as a result of the formation of LAM's new parent entity. For the fiscal year ended December 31, 2004, LAM received $867,086.32 in sub-advisory fees with respect to the Fund.

IV.  INFORMATION REGARDING LAM


     As the Sub-Adviser to the Fund, LAM provides the Fund with investment research, advice and supervision and manages the Fund's securities consistent with its investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Fund's current Prospectus. The principal risks of investing in the Fund are listed in the Fund's Prospectus under the heading "JNL/Lazard Mid Cap Value Fund- Principal Risks of Investing in the Fund."


     The day-to-day management of the Fund will be performed by the same team of investment professionals currently performing such services under the current
Investment Sub-Advisory Agreement. This team consists of the following investment professionals: Patrick Mullin, Director, with LAM since 1998; and Andrew Lacey, Deputy Chairman, with LAM since 1996.

     LAM manages assets for individuals and institutional clients, including corporations, labor unions, public pension funds, insurance companies, and banks, and through sub-advisory relationships, broker-dealers and registered advisors worldwide. As of December 31, 2004, LAM and its affiliates had approximately $76.5 billion in assets under management.

     The principal executive officer of LAM is Ashish Bhutani. The current directors of LAM are Ashish Bhutani, Bruce Wasserstein and Charles Ward. The sole Managing Member of LAM is LF&Co. The sole member of LF&Co. is Lazard. Information pertaining to the current ownership of Lazard is set forth on Schedule B or LAM's current Form ADV, as filed with the Securities and Exchange Commission (File No. 801-61701). The principal business address for each of the foregoing persons and entities is 30 Rockefeller Plaza, New York, New York 10112.

     Following the Restructuring, the sole Managing Member of LAM will continue to be LF&Co., and the sole member of LF&Co. will continue to be Lazard. Lazard will be managed by the Lazard Group Board, which will in turn be elected by Lazard Ltd as the indirect Managing Member of Lazard. The economic interests in Lazard, which will be non-voting, will be held by Lazard Ltd and by a newly-formed company, LAZ-MD Holdings LLC ("LAZ-MD Holdings"). The economic interests in Lazard Ltd will be held by the public, and the voting rights in Lazard Ltd will be held by the public and by LAZ-MD Holdings (generally in a percentage equivalent to the economic interests that Lazard Ltd and LAZ-MD Holdings will hold in Lazard ). LAZ-MD Holdings will be owned by current and former Managing Directors of Lazard (the "Working Members").

     As a result of the Restructuring, the current holders of interests in Lazard, other than the Working Members whose interests will be held through ownership of LAZ-MD Holdings, will no longer have any interest in Lazard. The interests of the Working Members in LAZ-MD Holdings will, over time, become effectively exchangeable for the publicly traded shares of stock in Lazard Ltd and, as interests in LAZ-MD Holdings are exchanged, the voting power in Lazard Ltd held by LAZ-MD Holdings and the economic interest in Lazard held by LAZ-MD Holdings will proportionately decline, so that, upon full exchange of all LAZ-MD Holdings interests, LAZ-MD Holdings will hold no interests in either Lazard or Lazard Ltd.

     The principal business address of LAZ-MD Holdings is 30 Rockefeller Plaza, New York, New York 10112, and the principal business address of Lazard Ltd is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

     LAM has been retained by JNAM to serve as the Adviser to one other fund that is managed by the Manager: the JNL/Lazard Small Cap Value Fund, which, as of December 31, 2004, had approximately $218.9 million in assets.

V.   ADDITIONAL INFORMATION

OWNERSHIP OF THE TRUST

     As of May 4, 2005, there were issued and outstanding the following number of shares for the Fund:

----------------------------------------------------------------------------- ----------------------------------------
Fund                                                                          Shares Outstanding
----------------------------------------------------------------------------- ----------------------------------------
----------------------------------------------------------------------------- ----------------------------------------
JNL/Lazard Mid Cap Value Fund (Class A)                                       13,793,693.664
----------------------------------------------------------------------------- ----------------------------------------
----------------------------------------------------------------------------- ----------------------------------------
JNL/Lazard Mid Cap Value Fund (Class B)                                       10,723.736
----------------------------------------------------------------------------- ----------------------------------------

     As of May 4, 2005, the officers and Trustees of the Trust, as a group, owned less than 1% of the then outstanding shares of the Fund.

     Because the shares of the Fund are sold only to Jackson National Life, Jackson National Life of NY, certain Funds organized as fund-of-funds (the JNL/S&P Funds), and certain qualified retirement plans, Jackson National Life, through its separate accounts, which hold shares in the Trust as funding vehicles for Variable Contracts, is the owner of record of substantially all of the shares of the Trust.

     As of May 4, 2005, the following persons beneficially owned more than 5% of the shares of the Fund indicated below:

------------------------------------- ---------------------------- ---------------------- ------------------
FUND                                  NAME AND ADDRESS              AMOUNT OF OWNERSHIP     PERCENTAGE OF
                                                                                            SHARES OWNED
------------------------------------- ---------------------------- ---------------------- ------------------
------------------------------------- ---------------------------- ---------------------- ------------------
JNL/LAZARD MID CAP VALUE FUND -
CLASS A
------------------------------------- ---------------------------- ---------------------- ------------------
------------------------------------- ---------------------------- ---------------------- ------------------
JNL/S&P Managed Growth Fund           225 W. Wacker Drive
                                      Suite 1200
                                      Chicago, IL 60606                 828,680.585                6.01%
------------------------------------- ---------------------------- ---------------------- ------------------
------------------------------------- ---------------------------- ---------------------- ------------------
JNL/S&P Managed Aggressive Growth     225 W. Wacker Drive
Fund                                  Suite 1200
                                      Chicago, IL 60606                 779,651.607                5.65%
------------------------------------- ---------------------------- ---------------------- ------------------
------------------------------------- ---------------------------- ---------------------- ------------------
JNL/LAZARD MID CAP VALUE FUND -
CLASS B
------------------------------------- ---------------------------- ---------------------- ------------------
------------------------------------- ---------------------------- ---------------------- ------------------
Jackson National Life Insurance       1 Corporate Way
Company (seed money)                  Lansing, MI  48951                  6,989.221               65.18%
------------------------------------- ---------------------------- ---------------------- ------------------

PORTFOLIO BROKERAGE

     Pursuant to the Sub-Advisory Agreements, the Sub-Advisers are responsible for placing all orders for the purchase and sale of portfolio securities of the Trust. Except as provided under the Trust's Directed Brokerage Guidelines, which are described below, the Sub-Advisers may place portfolio securities orders with broker-dealers selected in their discretion. The Sub-Advisers are obliged to place orders for the purchase and sale of securities with the objective of obtaining the most favorable overall results for the Trust ("best execution"), and each Sub-Adviser has adopted policies and procedures intended to assist it in fulfilling that obligation. In doing so, the Fund may pay higher commission rates than the lowest available when the Sub-Adviser believes it is reasonable to do so in light of the value of the brokerage and research services provided by the broker-dealer effecting the transaction, as discussed below.

     The cost of securities transactions for the Fund consists not only of brokerage commissions (for transactions in exchange-traded equities, over-the-counter equities, and certain derivative instruments) or dealer or underwriter spreads for other types of securities, but also may include the market price impact of the Fund's transactions. Bonds and money market instruments are generally traded on a net basis and do not normally involve brokerage commissions.

     Occasionally, securities may be purchased directly from the issuer. For securities traded primarily in the over-the-counter market, the Sub-Adviser may deal directly with dealers who make a market in the securities. Such dealers usually act as principals for their own account. Securities may also be purchased from various market centers.

     In selecting broker-dealers through which to effect transactions, the Sub-Adviser gives consideration to a number of factors described in its policy and procedures. The Sub-Advisers' policies and procedures generally include as factors for consideration such matters as price, confidentiality, broker-dealer spread or commission, if any, the reliability, integrity and financial condition of the broker-dealer, size of the transaction and difficulty of execution. Consideration of these factors by the Sub-Adviser, either in terms of a particular transaction or the Sub-Adviser's overall responsibilities with respect to the Trust and any other accounts managed by the Sub-Adviser, could result in the Trust paying a commission or spread on a transaction that is in excess of the amount of commission or spread another broker-dealer might have charged for executing the same transaction.

     Under the terms of the Sub-Advisory Agreements, and subject to best execution, the Sub-Advisers also expressly are permitted to give consideration to the value and quality of any "brokerage and research services" (as defined under Section 28(e) of the Securities Exchange Act of 1934, as amended), including securities research, statistical, quotation, or valuation services provided to the Sub-Adviser by the broker-dealer. In placing a purchase or sale order, the Sub-Adviser may use a broker-dealer whose commission in effecting the transaction is higher than that another broker-dealer might have charged for the same transaction if the Sub-Adviser determines in good faith that the amount of the higher commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and any other accounts managed by the Sub-Adviser. Research services provided by broker-dealers include advice, either directly or through publications or writings, as to the value of securities, the advisability of purchasing or selling securities, the availability of securities or purchasers or sellers of securities, and analyses and reports concerning issuers, industries, securities, economic factors and trends and portfolio strategy. Research services provided by broker-dealers through which the Sub-Adviser effects Fund transactions may be used by the Sub-Adviser in serving any or all of its accounts, and not all such services may be used by the Sub-Adviser in connection with the Sub-Advisers' services to the Fund.

     Where new issues of securities are purchased by the Fund in underwritten fixed price offerings, the underwriter or another selling group member may provide research services to a Sub-Adviser in addition to selling the securities to the Fund or other advisory clients of the Sub-Adviser.

     Pursuant to the Trust's Directed Brokerage Guidelines, the Trust is authorized to enter into agreements or arrangements pursuant to which the Trust may direct JNAM, in its capacity as the Trust's investment adviser, and each of the Sub-Advisers retained by JNAM (and approved by the Trust) to manage certain of the Funds, acting as agents for the Trust or its Funds to execute orders for the purchase or sale of portfolio securities with broker-dealers that have agreed to direct a portion of the brokerage commissions paid by the Funds back to the Funds.

     In addition, in selecting broker-dealers to execute orders for the purchase or sale of portfolio securities for a Fund, JNAM and Sub-Advisers, may not take into account the broker-dealers' promotion or sale of variable contracts that invest in Fund shares. The Trust, JNAM, the Sub-Advisers and JNLD, the principal underwriter for the Trust, may not enter into any agreement (whether oral or written) or other understanding under which the Trust directs or is expected to direct to a broker-dealer, in consideration for the promotion or sale of shares issued by the Trust or any other registered investment company, portfolio securities transactions, or any remuneration, including but not limited to any commission, mark-up, mark-down, or other fee (or portion thereof) received or to be received from the Trust's portfolio transactions effected through any other broker-dealer.

     From time to time the Board will review whether the Sub-Adviser's recapture for the benefit of the Funds of some portion of the compensation paid by the Fund on the portfolio transactions is legally permissible and advisable. The Board of Trustees intend to continue to review whether recapture opportunities are legally permissible and, if so, to determine in the exercise of their business judgment whether it would be advisable for the Funds to participate, or continue to participate, in the commission recapture program.

     Portfolio transactions for a Fund may be executed on an agency basis through broker-dealers that are affiliated with the Trust, the Adviser or a Sub-Adviser, if, in the Sub-Adviser's judgment, the use of such affiliated broker-dealer is likely to result in price and execution at least as favorable as those of other qualified broker-dealers, and if, in the transaction, the affiliated broker-dealer charges the Fund a commission rate consistent with those charged by the affiliated broker-dealer to comparable unaffiliated customers in similar transactions. All transactions with affiliated broker-dealers must comply with Rule 17e-1 under the 1940 Act, and are reported to and reviewed by the Trustees on a regular basis.

     Subject to compliance with Rule 10f-3 under the 1940 Act, Sub-Advisers are permitted to purchase securities from an underwriting syndicate in which an affiliate of the Sub-Adviser is a member. All such transactions are reported to and reviewed by the Trustees on a regular basis.

     Subject to compliance with Rule 17a-7 under the 1940 Act, Sub-Advisers are permitted to cause a Fund to purchase securities from or sell securities to another account, including another investment company, advised by the Sub-Adviser. All such transactions are reported to and reviewed by the Trustees on a regular basis.

     There are occasions when portfolio transactions for a Fund are executed as part of concurrent authorizations to purchase or sell the same security for the Fund and for other accounts served by the Adviser or a Sub-Adviser, or an affiliated company. Although such concurrent authorizations potentially could be either advantageous or disadvantageous to the Fund, they are effected only when the Adviser or the Sub-Adviser believes that to do so is in the interest of the Fund and the other accounts participating. When such concurrent authorizations occur the executions will be allocated in an equitable manner.


VI.  OTHER MATTERS


     The Trust will furnish, without charge, a copy of the Trust's annual report for the fiscal year ended December 31, 2004, a copy of the Trust's prospectus and Statement of Additional Information to any shareholder upon request. To obtain a copy, please call 1-800-766-4683 (Annuity and Life Service Center), 1-800-599-5651 (NY Annuity and Life Service Center), 1-800-777-7779 (for contracts purchased through a bank or financial institution) or 1-888-464-7779 (for NY contracts purchased through a bank or financial institution) or write to the Trust at P.O. Box 378002, Denver, Colorado 82037-8002.

     JNAM, the investment adviser to the Trust, is located at 1 Corporate Way, Lansing, Michigan 48951. JNAM is a wholly-owned subsidiary of Jackson National Life, which, in turn, is wholly owned by Prudential plc, a publicly traded life insurance company in the United Kingdom. Prudential plc is not affiliated with Prudential Financial Inc. JNAM also serves as the Trust's Administrator. JNLD, an affiliate of the Trust and the Adviser, is principal underwriter for the Trust and a wholly-owned subsidiary of Jackson National Life. JNLD is located at 8055 E. Tufts Avenue, Denver, Colorado 80237.

     The Trust is not required to hold annual meetings of shareholders and, therefore, it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust at a reasonable time before the Trust's solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting.

     The cost of the preparation, printing and distribution of this Information Statement will be paid by LAM.